Exhibit 99.1

HAMPDEN BANCORP, INC. REPORTS RECORD YEAR-END NET INCOME AND EARNINGS PER SHARE; DECLARES 33% INCREASE IN CASH DIVIDEND

SPRINGFIELD, Mass. August 5, 2014. Hampden Bancorp, Inc. (the “Company”) (NASDAQ: HBNK), the holding company for Hampden Bank (the “Bank”), announced record earnings for the three and twelve months ended June 30, 2014.

Core net income for the twelve months ended June 30, 2014 increased by $1.8 million, or 60.6%, to $4.8 million, or diluted core earnings per share (“EPS”) of $0.88, as compared to $3.0 million, or diluted core EPS of $0.54, for the same period in 2013. Net income for the year ended June 30, 2014 increased to $4.5 million, or EPS of $0.83, as compared to $3.0 million, or diluted EPS of $0.54, for the same period in 2013. Core income excludes net non-core (non-recurring) charges of $410,000 (pre-tax) incurred in connection with the Company’s 2013 Annual Shareholders’ Meeting proxy contest, which reduced EPS by $0.05. Net income for the three months ended June 30, 2014 increased $648,000, or 104.9%, to $1.3 million, or $0.23 per diluted share, as compared to $618,000, or $0.11 per diluted share, for the same period in 2013.

Overview

Glenn S. Welch, President and CEO stated, "We are pleased to deliver record earnings per share this year, with an increase of 54.5% over the prior year. Core earnings per share increased 63.6% over the same period. We continue to focus our efforts on commercial lending which has provided strong loan and deposit growth. Internally, we continue to work to control expenses with an overall reduction of non-interest expenses of 7.18% despite the cost of our proxy contest in the first two quarters of this fiscal year. Our core efficiency ratio improved from 76.48% for the year ended June 30, 2013 to 66.56% for the year ended June 30, 2014 and was 64.81% for the quarter ended June 30, 2014. The Company continues to work with vendors to obtain products and services at the lowest possible costs. In addition, the Company has reduced its number of employees and will continue to control its payroll costs.

The Company’s ROAE and ROAA increased 55% and 41%, respectively, driven by the loan growth and expense control. Margin compression has stabilized as the higher yielding commercial loan portfolio continues to increase.

Asset quality continues to be good, albeit with a slight uptick in nonperforming loans to total loans during the year. The uptick was related to one commercial loan and one jumbo residential loan. The commercial loan has been brought current but remains in non-performing status. The residential property is for sale by its owner. During the fourth quarter, we were able to sell and/or place under contract several OREO loans at an overall small recovery. Our allowance provides good coverage to our non-performing loans and compares favorably to our peers.

Our message has been consistent over the past few years: We are concentrating on capitalizing on our position in the community to be the bank for business in our market place. Hampden Bank provides local, timely decision making delivered by a very experienced commercial lending team. Several of our senior management team, including the most senior level executives, are part of the decision making process and are available to meet with clients to understand their business needs. The larger national and regional institutions continue to provide opportunities for Hampden Bank to make in-roads into the businesses that want to Bank with an institution with a local presence and community orientation.

While our focus is on the business community, we continue to serve the retail marketplace with innovative lending and deposit products. Retail customers have always enjoyed the personal relationships developed with our employees over our many years of serving the community.

We believe our loan growth and an emphasis on expense control will allow us to continue to report strong earnings and deliver sustainable stockholder value.”

Twelve Months Ended June 30, 2014

Net income for the twelve months ended June 30, 2014 increased $1.5 million, or 51.8%, to $4.5 million, or $0.83 per diluted share, as compared to $3.0 million, or $0.54 per diluted share, for the same period in 2013. Core net income for the twelve months ended June 30, 2014 increased to $4.8 million, or $0.88 per diluted share, as compared to $3.0 million, or $0.54 per diluted share, for the same period in 2013. As noted above, core net income excludes the non-recurring expense incurred in connection with the proxy contest.

Net interest income increased by $1.5 million, or 7.8%, for the twelve months ended June 30, 2014 compared to the twelve months ended June 30, 2013. Interest and dividend income increased $1.2 million, or 4.8%, for the twelve months ended June 30, 2014 compared to the same period last year, mainly due to a $1.1 million increase in loan interest income due to an increase in average balances. For the twelve months ended June 30, 2014, interest expense decreased by $315,000, or 5.7%, compared to the twelve months ended June 30, 2013. This included a decrease in deposit interest expense of $655,000 due to a decrease in rates offset by an increase in the average balance of deposits, partially offset by an increase in borrowing interest expense of $340,000 due to an increase in average balances. The net interest margin for the twelve months ended June 30, 2014 was 3.10% compared to 3.14% for the twelve months ended June 30, 2013. The provision for loan losses was $550,000 for the twelve months ended June 30, 2014 compared to $675,000 for the same period in 2013, primarily due to continued improvement in general economic conditions and a decrease in historical losses.

Total non-interest income for the twelve months ended June 30, 2014 decreased by $564,000, or 13.4%, compared to the twelve months ended June 30, 2013. There was a $634,000, or 70.0%, decrease in the gain on sale of loans during the twelve months ended June 30, 2014 compared to the same period in 2013 due to general market decreases in loan refinances. There was also a $114,000 decrease in the gain on sale of securities during the twelve months ended June 30, 2014 compared to the same period in 2013. Partially offsetting these decreases was a $179,000, or 9.0%, increase in customer service fees due to a change in fee structure and a $30,000, or 4.5%, increase in other non-interest income which was mainly due to an increase in the fair value of mortgage servicing rights for the twelve months ended June 30, 2014 compared to the same period in 2013.

Total non-interest expense decreased $1.3 million, or 7.2%, for the twelve months ended June 30, 2014 compared to the twelve months ended June 30, 2013. There was a $827,000, or 8.3%, decrease in salaries and employee benefits due to the Company’s restructuring of its senior management team and staff positions, as well as a significant reduction in expenses related to grants under the 2008 Equity Incentive Plan. Decreases in data processing services of $91,000, or 8.9%, and other general and administrative expenses of $374,000, or 9.8%, are reflective of the Company’s cost reduction strategy. The $374,000 decrease in other general and administrative expenses included $410,000 of non-recurring charges due to a proxy contest as previously described. The Company’s combined federal and state effective tax rate was 36.0% for the twelve months ended June 30, 2014 compared to 37.4% for the same period in 2013.

Three Months Ended June 30, 2014

Net income for the three months ended June 30, 2014 increased 104.9% to $1.3 million, or $0.23 per diluted share, as compared to $618,000, or $0.11 per diluted share, for the same period in 2013.

Net interest income increased $438,000, or 9.2%, for the three months ended June 30, 2014 compared to the three months ended June 30, 2013. Interest and dividend income increased $407,000, or 6.7%, for the three months ended June 30, 2014 compared to the same period last year mainly due to a $348,000, or 6.4%, increase in loan interest income due to an increase in average balances. For the three months ended June 30, 2014, interest expense decreased by $31,000, or 2.3%, compared to the three months ended June 30, 2013. This included a decrease in deposit interest expense of $129,000 due to a decrease in rates offset by an increase in the average balance of deposits, which was partially offset by an increase in borrowing interest expense of $97,000 due to an increase in average balances. The net interest margin remained flat at 3.10% for the three months ended June 30, 2014 compared to the three months ended June 30, 2013. The provision for loan losses decreased $200,000, to $150,000, for the three months ended June 30, 2014 compared to $350,000 for the same period in 2013 primarily due to continued improvement in general economic conditions and a decrease in historical losses.

Total non-interest income for the three months ended June 30, 2014 decreased $149,000, or 15.1%, compared to the three months ended June 30, 2013. There was a $111,000, or 68.5%, decrease in the gain on sale of loans during the three months ended June 30, 2014 compared to the same period in 2013. There was a $65,000 decrease in other non-interest income due to a decrease in the fair value of mortgage servicing rights for the three months ended June 30, 2014 compared to the same period in 2013. A partial offset to these decreases was a $34,000, or 6.8%, increase in customer service fees for the three months ended June 30, 2014 compared to the same period in 2013 due to a change in fee structure.
Total non-interest expense decreased $526,000, or 11.8%, for the three months ended June 30, 2014 compared to the three months ended June 30, 2013. During the three months ended June 30, 2014, there was a $344,000, or 13.4%, decrease in salary and employee benefits, a $84,000, or 9.9%, decrease in other general and administrative expenses, and a $59,000 decrease in occupancy and equipment. For the three months ended June 30, 2013, costs associated with a management restructure totaled $310,000. For the three months ended June 30, 2014, there was a $70,000 net gain on other real estate owned (“OREO”) compared to a $6,000 gain on OREO for the three months ended June 30, 2013. In addition, the Company’s combined federal and state effective tax rate remained flat at 36.0% for the three months ended June 30, 2014 compared to the same period in 2013.
Balance Sheet

The Company’s total assets increased $48.5 million, or 7.4%, from $653.0 million at June 30, 2013 to $701.5 million at June 30, 2014. Net loans, including loans held for sale, increased $56.3 million, or 12.5%, to $508.0 million at June 30, 2014. The majority of the loan increase was in the commercial loan portfolio, which increased $59.5 million, or 25.6%, in total from June 30, 2013 to June 30, 2014. Commercial real estate loans increased $33.4 million, commercial construction loans increased $15.0 million, and commercial loans increased $11.2 million. The majority of the commercial construction loans are not development loans and are written to become permanent financing. The Company’s strategy continues to be focused on obtaining business loans. The Company’s local focus and ability to involve all of senior management combined with a capability to turn around loan decisions quickly has contributed to its strong loan growth without sacrificing loan quality or underwriting standards.

Non-performing assets totaled $5.5 million, or 0.78% of total assets, at June 30, 2014 compared to $5.2 million, or 0.80% of total assets, at June 30, 2013. Total non-performing assets included $5.2 million of non-performing loans and $309,000 of other real estate owned. Other real estate owned decreased $912,000 from $1.2 million at June 30, 2013 to $309,000 at June 30, 2014. From June 30, 2013 to June 30, 2014, residential mortgage non-performing loans increased $1.4 million; commercial real estate non-performing loans increased $386,000; and manufactured home non-performing loans increased $137,000. The increase in residential mortgage non-performing loans was due to one loan totaling $1.4 million. This loan is adequately collateralized and the property is currently for sale. As of June 30, 2014, consumer, including home equity and manufactured homes, non-performing loans have decreased $48,000. Impaired loans decreased $5.2 million to $9.8 million at June 30, 2014 compared to $15.0 million at June 30, 2013. Of the $9.8 million in impaired loans, $4.6 million, or 47.0%, are current with all payment terms. The Company has established $11,000 in specific reserves for impaired loans. When looking at the allowance for loan losses to total loans ratio of 1.11% and the allowance for loan losses to non-performing loans ratio of 109.11% at June 30, 2014, management believes the allowance is sufficient to cover estimated losses.

Total liabilities increased $45.0 million, or 7.9%, from $569.3 million at June 30, 2013 to $614.3 million at June 30, 2014. Deposits increased $16.9 million, or 3.6%, to $491.7 million at June 30, 2014 from $474.8 million at June 30, 2013. Demand deposits increased $10.0 million, and money market accounts increased $15.2 million. Savings accounts decreased $2.0 million, NOW accounts decreased $3.8 million, and time deposits decreased $2.6 million. The Company’s focus remains to increase core deposits and reduce its time deposits.

Short-term borrowings decreased $500,000 to $4.0 million at June 30, 2014 from $4.5 million at June 30, 2013. Long-term debt increased $30.0 million, or 36.3%, to $112.4 million at June 30, 2014 from $82.5 million at June 30, 2013. The Company increased borrowings to fund loan growth.
Stockholders’ equity increased $3.5 million, or 4.2%, to $87.2 million at June 30, 2014 from $83.7 million at June 30, 2013. During the twelve months ended June 30, 2014, the Company purchased 28,760 shares of Company stock for $450,000 at an average price of $15.64 per share pursuant to the Company’s previously announced stock repurchase programs. In addition, the Company repurchased 260 shares of Company stock, at an average price of $15.52 per share, in the twelve months ended June 30, 2014 in connection with the vesting of certain restricted stock grants issued pursuant to our 2008 Equity Incentive Plan. The Company repurchased these shares from the employee plan participant for settlement of tax withholding obligations. In addition, there was a $188,000 decrease in accumulated other comprehensive income from June 30, 2013 to June 30, 2014 due to the continued impact of the rising interest rate environment on the fair value of securities available for sale. Offsetting the increase in treasury stock and decrease in accumulated other comprehensive income was a $3.2 million increase in retained earnings, a $463,000 increase in additional paid-in capital, a $424,000 decrease in ESOP unearned compensation and a $8,000 decrease in equity incentive plan unearned compensation. Our ratio of capital to total assets decreased slightly to 12.4% at June 30, 2014 compared to 12.8% at June 30, 2013, and we remain well capitalized. The Company’s book value per share as of June 30, 2014 increased to $15.43 compared to $14.86 at June 30, 2013.
The Company also announced that the Board of Directors of the Company declared a $0.02, or 33%, increase in the quarterly cash dividend to $0.08 per common share, payable on August 29, 2014, to shareholders of record at the close of business on August 15, 2014.

ABOUT HAMPDEN BANCORP, INC.

Hampden Bancorp, Inc. (NASDAQ: HBNK) is the holding company of Hampden Bank. Established in 1852, Hampden Bank is a full service community bank serving the families and businesses in and around Hampden County. The Bank has ten office locations in Springfield, Agawam, Longmeadow, West Springfield, Wilbraham, and Indian Orchard. Hampden Bank offers customers the latest in internet banking, including on-line banking and bill payment services.

FORWARD-LOOKING STATEMENTS

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may.” The Company's actual results could differ materially from those projected in the forward-looking statements as a result of, among other factors, increased competitive pressure among financial service companies; changes in local, regional, national and regional economic conditions; changes in interest rates; changes in consumer spending, borrowing and savings habits; legislative and regulatory changes; adverse changes in the capital markets; the inability of key third-party providers to perform their obligations to the Company; changes in relevant accounting principles and guidelines; and the other risks and uncertainties described in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), as updated by the Company's Quarterly Reports on Form 10-Q and other filings submitted to the SEC, which are available through the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

NON-U.S. GAAP FINANCIAL MEASURES
This document contains certain non-U.S. GAAP financial measures, including core net income, core return on average assets, core return on average equity, core efficiency ratio, core basic earnings per shares and core diluted earnings per share, in addition to results presented in accordance with U.S. GAAP. The Company’s management believes that the supplemental non-GAAP information is utilized by regulators and market analysts to evaluate a company’s financial condition and therefore, such information is useful to investors. Non-U.S. GAAP financial measures may have limitations as analytical tools. They are not a substitute for U.S. GAAP measures; they should be read and used in conjunction with the Company's U.S. GAAP financial information. Further, these measures may differ from the non-GAAP information, even where similarly titled, used by other companies and therefore should not be used to compare the Company’s performance to that of other companies. A reconciliation of non-U.S. GAAP financial measures to U.S. GAAP measures is included in the accompanying financial tables.

Contact
Tara G. Corthell,
413-452-5150,
tcorthell@hampdenbank.com
Chief Financial Officer and Treasurer

HAMPDEN BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
(unaudited)

	At June 30,	At June 30,
	2014	2013
Selected Financial Condition Data:	(In thousands)

Total assets	$701,497	$652,962
Loans, net (1)	507,965	451,621
Securities	143,238	138,730
Deposits	491,732	474,798
Short-term borrowings	4,000	4,500
Long-term debt	112,446	82,492
Total stockholders' equity	87,159	83,659

(1) Includes loans held for sale of $330,000 at June 30, 2014, and $1.3 million at June 30, 2013.

	For The Three Months Ended		For The Year Ended
	June 30,		June 30,
	2014	2013	2014	2013
Selected Operating Results:	(In thousands, except share data)

Interest and dividend income, including fees	$6,501	$6,094	$25,512	$24,348
Interest expense	1,286	1,317	5,170	5,485
Net interest income	5,215	4,777	20,342	18,863
Provision for loan losses	150	350	550	675
Net interest income, after provision for loan losses	5,065	4,427	19,792	18,188
Non-interest income	786	824	3,362	3,178
Gain on sales of loans and securities, net	51	162	276	1,024
Non-interest expense	3,922	4,448	16,371	17,639
Income before income taxes	1,980	965	7,059	4,751
Income tax provision	714	347	2,544	1,777
Net income	$1,266	$618	$4,515	$2,974

Basic earnings per share	$0.24	$0.12	$0.85	$0.55
Basic weighted average shares outstanding	5,327,928	5,372,849	5,304,151	5,414,851

Diluted earnings per share	$0.23	$0.11	$0.83	$0.54
Diluted weighted average shares outstanding	5,458,803	5,519,703	5,435,761	5,548,150

	At or For The Three Months Ended		At or For The Year Ended
	June 30,		June 30,
	2014	2013	2014	2013
Selected Financial Highlights:

Performance Ratios: (1)
Return on average assets (ratio of net income to average total assets)	0.71%	0.38%	0.65%	0.46%
Core return on average assets (2)	0.71%	0.38%	0.69%	0.46%
Return on average equity (ratio of net income to average equity)	5.84%	2.85%	5.30%	3.41%
Core return on average equity (2)	5.84%	2.85%	5.61%	3.41%
Average interest rate spread (3)	2.91%	2.88%	2.91%	2.91%
Net interest margin (4)	3.10%	3.10%	3.10%	3.14%
Efficiency ratio (5)	64.81%	77.18%	68.27%	76.48%
Core efficiency ratio (2)	64.81%	77.18%	66.56%	76.48%
Non-interest expense to average total assets	2.21%	2.71%	2.36%	2.75%
Non-interest income to average total assets	0.47%	0.60%	0.52%	0.66%
Dividend pay-out ratio (6)	25.00%	45.80%	28.24%	34.26%

Per Share Data:
Basic earnings per share	$0.24	$0.12	$0.85	$0.55
Core basic earnings per share (2)	$0.24	$0.12	$0.9	$0.55
Diluted earnings per share	$0.23	$0.11	$0.83	$0.54
Core diluted earnings per share (2)	$0.23	$0.11	$0.88	$0.54
Total book value per share	$15.43	$14.86	$15.43	$14.86
Market price at period end	$16.86	$14.91	$16.86	$14.91

(1)	Ratios for the three months ended June 30, 2014 and 2013 are annualized where applicable.

(2)	Reconciliation of Non-U.S. GAAP financial measures, including all references to core amounts, appear on the last financial schedule attached to this press release.

(3)	The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.

(4)	The net interest margin represents net interest income as a percent of average interest-earning assets.

(5)	The efficiency ratio represents non-interest expense for the period divided by the sum of net interest income (before the loan loss provision) plus non-interest income.

(6)	Dividends declared per share divided by basic net income per common share.

	At June 30,	At March 31,	At December 31,	At September 30,
	2014	2014	2013	2013
Asset Quality Ratios:(1)
Non-performing loans to total loans	1.01%	0.92%	0.59%	0.75%
Non-performing assets to total assets	0.78%	0.82%	0.61%	0.69%
Allowance for loan losses to non-performing loans	109.11%	121.39%	184.92%	151.34%
Allowance for loan losses to total loans	1.11%	1.12%	1.10%	1.13%

(1) The increase in non-performing loans to total loans ratio and the decrease in the allowance to non-performing loans ratio for the year was mainly due to one commercial loan and one jumbo residential loan. The commercial loan has been brought current but remains in non-performing status. The residential property is for sale by its owner. During the fourth quarter, we were able to sell and/or place under contract several OREO loans at an overall small recovery. Management believes that our allowance provides good coverage to our non-performing loans.

		For The Year Ended
		June 30, 2014
Reconciliation of Non-U.S. GAAP Financial Measures: (1)		(In thousands, except share data)
Net income		$4,515
Plus: Non-recurring contested shareholder meeting expenses		262
Total core net income	(A)	$4,777

Total non-interest expense		$16,371
Less: Non-recurring contested shareholder meeting expenses		(410)
Core non-interest expense	(B)	$15,961

Total average assets	(C)	$694,888
Total average equity	(D)	$85,207

Basic weighted average shares outstanding	(E)	5,304,151
Diluted weighted average shares outstanding	(F)	5,435,761

Core return (annualized) on average assets	(A/C)	0.69%
Core return (annualized) on average equity	(A/D)	5.61%
Core efficiency ratio (2)		66.56%
Core basic earnings per share	(A/E)	$0.90
Core diluted earnings per share	(A/F)	$0.88

(1)	Non-recurring contested shareholder proxy expenses are tax effected using an effective tax rate of 36%.

(2)	The core efficiency ratio represents core non-interest expense (B) for the period divided by the sum of net interest income (before the loan loss provision) plus non-interest income.

CONTACT:
Hampden Bancorp, Inc.
Tara G. Corthell, 413-452-5150,
Chief Financial Officer and Treasurer
tcorthell@hampdenbank.com